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                                                                      EXHIBIT 12

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)
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                                                                     Years ended December 31
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                                                      1998         1997*        1996*         1995*        1994*
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
Income before provision for income taxes,
   extraordinary items, and cumulative effect of
   changes in accounting principles ............   $   4,998.9  $   3,984.1  $   4,911.2   $   4,535.0  $   3,430.8
Minority interest ..............................          32.3         45.6        130.9         130.2         48.7
Loss (income) from unconsolidated businesses ...         414.6        124.1        (14.2)         22.1        (65.9)
Dividends from unconsolidated businesses .......         169.4        192.1        194.8         179.0        168.4
Interest expense, including interest related to
   lease financing activities ..................       1,375.9      1,275.2      1,124.1       1,305.0      1,298.4
Portion of rent expense representing interest ..         185.2        190.9        177.3         177.1        165.6
Amortization of capitalized interest ...........          21.7         16.4         10.0           5.4          3.1
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Income, as adjusted ............................   $   7,198.0  $   5,828.4  $   6,534.1   $   6,353.8  $   5,049.1
                                                   =================================================================

Fixed charges:
Interest expense, including interest related to
   lease financing activities ..................   $   1,375.9  $   1,275.2  $   1,124.1   $   1,305.0  $   1,298.4
Portion of rent expense representing interest ..         185.2        190.9        177.3         177.1        165.6
Capitalized interest ...........................          90.4         81.0        128.5          73.2         19.1
Priority distributions .........................            --         18.8         58.5          47.1         29.9
Preferred stock dividend requirement ...........          20.5         15.5         14.9           9.8          5.4
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Fixed Charges ..................................   $   1,672.0  $   1,581.4  $   1,503.3   $   1,612.2  $   1,518.4
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Ratio of Earnings to Fixed Charges .............          4.31         3.69         4.35          3.94         3.33
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             * Restated as required by revision of Item 503(d) of Regulation S-K